Exhibit 4.118

BETWEEN

CHINA HYDROELECTRIC CORPORATION

AND

FUJIJAN JINZAOQIAO HYDROPOWER CO., LTD.

SHARE TRANSFER AGREEMENT

For

PINGNAN COUNTY YUHENG HYDROPOWER

CO., LTD.

CONTENTS

CHAPTER I	DEFINITIONS AND INTERPRETATIONS	5

ARTICLE 1	DEFINITIONS	5

CHAPTER II	EQUITY STAKE TRANSFER	7

ARTICLE 2	TRANSFER OF EQUITY STAKE	7
ARTICLE 3	SHARE TRANSFER PRICE	8
ARTICLE 4	PAYMENT	8
ARTICLE 5	TAXES PAYABLE UNDER THE TRANSFER OF EQUITY STAKE	9

CHAPTER III	REPRESENTATIONS AND WARRANTIES BY BOTH PARTIES	9

ARTICLE 6	REPRESENTATIONS AND WARRANTIES BY BOTH PARTIES	9

CHAPTER IV	DISCLOSURES, REPRESENTATIONS AND WARRANTIES BY THE TRANSFEROR	10

ARTICLE 7	DISCLOSURES, REPRESENTATIONS AND WARRANTIES BY THE TRANSFEROR	10
ARTICLE 8	GENERAL REPRESENTATIONS AND WARRANTIES BY THE TRANSFEROR	15
ARTICLE 9	OWNERSHIP	15

CHAPTER V	DISCLOSURES, REPRESENTATIONS AND WARRANTIES BY THE TRANSFEREE	16

ARTICLE 10	DISCLOSURES, REPRESENTATIONS AND WARRANTIES BY THE TRANSFEREE	16

CHAPTER VI	DELIVERY	17

ARTICLE 11	DELIVERY	17

CHAPTER VII	ARRANGEMENT OF DEBTS AND EMPLOYEES	19

ARTICLE 12	ARRANGEMENT OF DEBTS	19
ARTICLE 13	EMPLOYEES	20

CHAPTER VIII	CONFIDENTIALITY	20

ARTICLE 14	CONFIDENTIALITY	20

CHAPTER IX	BREACH OF CONTRACT	21

ARTICLE 15	LIABILITY FOR BREACH OF A REPRESENTATION OR WARRANTY	21
ARTICLE 16	LIABILITY FOR BREACH OF CONTRACT	22

CHAPTER X	FORCE MAJEURE	23

ARTICLE 17	FORCE MAJEURE	23

CHAPTER XI	RESOLUTION OF DISPUTES	24

ARTICLE 18	ARBITRATION	24
ARTICLE 19	VALIDITY OF THE ARBITRATION AWARD	24
ARTICLE 20	CONTINUATION OF RIGHTS AND OBLIGATIONS	25

CHAPTER XII	APPLICABLE LAW	25

ARTICLE 21	APPLICABLE LAW	25

CHAPTER XIII	MISCELLANEOUS	25

ARTICLE 22	WAIVER	25
ARTICLE 23	TRANSFER	26

SHARE TRANSFER AGREEMENT

This Share Transfer Agreement (hereinafter referred to as this “Agreement”) is executed by and between the following Parties in China on October 18, 2012.

(1)             Party A: China Hydroelectric Corporation (中华水电公司) (hereinafter referred to as the “Transferor”), a company registered and established in accordance with the laws of the Cayman Islands, with its registered address at 558 Lime Rock Road, Lime Rock, Connecticut 06039, the authorized representative of which is Lin Yousu, whose nationality is Australia;

(2)             Party B: Fujian Jinzaoqiao Hydropower Co., Ltd. (福建金造桥水电有限公司) (hereinafter referred to as the “Transferee”), a company registered and established in accordance with the laws of the People’s Republic of China, with its registration number being 350900400001259 and registered address at Wangkeng Village, Tangkou Township, Pingnan County, the authorized representative of which is Zhang Rongbin, whose nationality is China.

The Transferor and Transferee are hereinafter collectively referred to as both “Parties” as well as each of the Transferor and Transferee is hereinafter referred to as a “Party”.

WHEREAS:

(1)             Pingnan County Yuheng Hydropower Co., Ltd. (hereinafter referred to as the “Company”) is a wholly owned foreign enterprise incorporated in China, conducting the business of hydropower generation and hydropower development with its registered capital in the amount of RMB20,000,000;

(2)             The Transferor holds one hundred percent (100%) of the equity stake of the Company, and can exercise all of its full rights as a shareholder;

(3)             Subject to the terms and conditions set out in this Agreement, the Transferor is willing to transfer one hundred percent (100%) of the equity stake of the Company (hereinafter referred to as the “Equity Stake”) held by it to the Transferee;

(4)             The Transferee is willing to acquire one hundred percent (100%) of the equity stake of the Company from the Transferor subject to the terms and conditions set out in this Agreement.

Therefore, after friendly consultations, on the principles of equality and mutual benefit, both Parties to this Agreement have reached the following agreement in accordance with the provisions of the Company Law of the People’s Republic of China, the Contract Law of the People’s Republic of China, the Law of the People’s Republic of China on Wholly Foreign-owned Enterprises and other relevant laws and regulations of the People’s Republic of China:

CHAPTER I        DEFINITIONS AND INTERPRETATIONS

Article 1                                    Definitions

Unless otherwise prescribed and stipulated herein, the following terms used in this Agreement shall have the meanings set forth as follows:

The “Company” refers to Pingnan County Yuheng Hydropower Co., Ltd., a limited liability company registered and established in accordance with the laws of China, with its registration number being 350923100000932, with registered capital being RMB20,000,000 and registered address at Yuanping Village, Shoushan Township, Pingnan County.

The “Hydroelectric Station Project” refers to Yuanping Hydroelectric Station Project with the installed capacity of 30,000 KW, which is legally owned and operated by the Company.

“PRC” or “China” refers to the People’s Republic of China.

“Claims” refers to all the claims, actions, demands, proceedings judgments liabilities, damages amounts, costs and expenses (including legal costs and disbursements) whatsoever and howsoever arising.

“Signing Date” refers to the date on which this Agreement is signed.

“Encumbrance” refers to any mortgage, assignment, lien, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive right, and any other restriction or conditions whatsoever including but not limited to:

(1)                       any right or power granted or reserved in or over or affecting the Equity Stake;

(2)                       the right or power created or otherwise arising in or over the Equity Stake for Transfer under a fiduciary transfer, charge, lien, pledge, power of attorney or other forms of encumbrance; or

(3)                       any security over the Equity Stake for the payment of a debt or any other monetary obligations or the performance of any other obligations.

“Examination and Approval Authority”, pursuant to the provisions for the examination and approval of projects which have investments by foreign investors in the PRC, refers to the relevant Chinese government departments having authority to examine and approve this Agreement and the transfer of the Equity Stake contemplated in this Agreement.

“Material Adverse Change” refers to

(1)                       investigations (which may cause the Company to be punished) and penalties upon the Company by relevant governmental authorities;

(2)                       involvement with any litigation, arbitration or any other judicial proceedings by the Company; or

(3)                       any change (or any development that, insofar as can reasonably be foreseen, is likely to result in any change) that may cause loss to the financial conditions, business, assets or liabilities of the Company in the amount of more than RMB100,000.

“RMB” or “Renminbi” refers to the legal currency of the PRC.

“US Dollar” or “US$” refers to the legal currency of the United States of America.

“Third Party” refers to any natural person, legal entity, or other organization or entity, other than the Parties to this Agreement.

“Business Days” refers to the days on which the banks in both Beijing and New York are open for business.

Chapter II            Equity Stake Transfer

Article 2                                    Transfer of Equity Stake

Pursuant to the terms stipulated in this Agreement, the Transferor agrees to transfer to the Transferee and the Transferee agrees to accept from the Transferor the Equity Stake being one hundred percent (100%) of the equity stake of the Company with all the rights and obligations of and attaching to the Equity Stake including, without limiting the generality thereof, all the rights to receive dividends and to receive or subscribe for shares (if any) declared, paid or issued by the Company and free of any Claims or Encumbrances.

Article 3                                    Share Transfer Price

The Transferor and Transferee, after consultations, have finally determined that the price for the Equity Stake shall be agreed at RMB134,000,000 (hereinafter referred to as the “Transfer Price”).

Article 4                                    Payment

The Parties, after consultations, have agreed that the Transfer Price under this Agreement shall be paid in four (4) instalments:

(1)                       The first instalment in the amount of RMB5,000,000 shall be paid by the Transferee to the Transferor within three (3) Business Days after this Agreement has been executed;

(2)                       The second instalment in the amount of RMB20,000,000 shall be paid by the Transferee to the Transferor within three (3) Business Days after this Agreement has been approved in writing by the Examination and Approval Authority;

(3)                              The third instalment in the amount of RMB43,000,000 shall be paid by the Transferee to the Transferor within fifteen (15) Business Days after this Agreement has been approved in writing by the Examination and Approval Authority;

(4)                       The fourth instalment in the amount of RMB66,000,000 shall be paid by the Transferee to the Transferor on or before 31 January 2013.

The Transferee shall remit the Transfer Price into the bank accounts designated by the Transferor. Unless otherwise stipulated by this Agreement, the obligations of the Transferee shall be deemed as having been fulfilled after the Transfer Price has been fully remitted into the bank accounts designated by the Transferor and the Transferee shall not assume any responsibilities or obligations of this Agreement in relation to the payment of the Transfer Price thereafter. The Transferor shall issue the legal receipts respectively to the Transferee within five (5) days after having received each of the instalments of the Transfer Price.

Article 5                                    Taxes Payable under the Transfer of Equity Stake

Any taxes or fees arising out of and payable pursuant to the fulfilment of the terms of this Agreement by each of the Transferor and Transferee shall be paid by the respective Party liable for the taxes or fees under the provisions of relevant laws and regulations of China. Both the Transferor and the Transferee have no obligation to pay any consultation fees or commission to any third party.

Chapter III                                Representations and Warranties by Both Parties

Article 6                                    Representations and Warranties by Both Parties

6.1                 Prior to the signing of this Agreement, if the signing party is a company, such company shall provide a power of attorney which authorizes its representative to sign this Agreement.

6.2                 Both Parties to this Agreement agree to strive jointly in coordinating the work pertaining to the transfer of the Equity Stake, including but not limited to application for approvals, registration, etc., and the costs and expenses arising therefrom shall be borne by the Company.

Chapter IV                                 Disclosures, Representations and Warranties by the Transferor

Article 7                                    Disclosures, Representations and Warranties by the Transferor

The Transferor hereby represents and warrants to the Transferee that:

7.1                 As of the Signing Date, no lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against the Transferor and the Company that will severely affect their ability to sign this Agreement or fulfil their obligations under this Agreement.

7.2                 The Transferor hereby undertakes that it will not take any action after the Signing Date that will cause any adverse impact on the Company. After the Signing Date, the Transferor shall normally operate and manage the Company until the completion of the delivery stipulated in this Agreement and warrant that there will be no Material Adverse Change to the operation, business and conditions of the Company.

7.3                 The Transferor has disclosed to the Transferee all the materials and facts related to the Company it holds or knows, which have material and adverse impact on the ability of the Transferor for its duly execute its obligations under this Agreement, or have material impact on the willingness of the Transferee to enter into this Agreement or execute the obligations under this agreement when disclosed to the Transferee. In addition, the materials provided from the Transferor to the Transferee do not include any misleading or untrue representation.

7.4                 As of the Signing Date, the Transferor have informed the Third Party (such as the lending banks of the Company) the matter of the transfer of the Equity Stake under this Agreement who are related to the Equity Stake and the Company; and in case of any requirement for the consent of such Third Party, the Transferor has already procured the corresponding written consent from such Third Party.

7.5                 Regarding the documents and information provided by the Transferor to the Transferee prior to the Signing Date, the Transferor hereby undertakes that:

(1)                              all copies made from original documents are true and complete and that such original documents are authentic and complete;

(2)                              all originals supplied to the Transferee and/or the Transferee’s agencies are authentic and complete;

(3)                              all signatures (stamps) appearing on documents supplied to the Transferee and/or the Transferee’s agencies as originals or copies of originals are genuine; and

(4)                              the Transferor have drawn to the attention of the Transferee all matters that are material for the Transferee to proceed with the transaction as contemplated in this Agreement.

7.6                 Up to the Signing Date, the Company has never been involved in and is not currently involved in any administrative investigations, lawsuit, arbitration, disputes, Claims or other proceedings (no matter ongoing, pending or threatened), nor has the Company been punished. Up to the Closing Date, the Transferor hereby warrants that all fees, charges, penalties and expenses payable to or being required to pay to any PRC governmental authority have been paid off. As of the Closing Date, there are no such fees, charges, penalties and expenses in default, nor are there any costs and/or expenses being required by any PRC governmental authority to be paid for any purpose of correcting defects and/or inappropriate actions of the Company in default. In the event that the Transferee and/or the Company suffers from any penalty, damage, loss, etc. due to any such administrative investigations, lawsuit, arbitration, disputes, Claims, penalties and/or other proceedings which existed before the transfer of the Equity Stake, the Transferor shall be liable for the full compensation on the Transferee and/or the Company.

7.7                 The Company legally owns all real estate (including but not limited to land, buildings, dams, reservoirs, headrace, power transmission lines, structures and affiliated facilities) and moveable assets (including but not limited to machines, equipments, vehicles, furniture and office facilities), which are requisite for its business operation and shall be subject to the confirmation by both Parties. All material aspects of all buildings, machines, equipments, vehicles and other assets owned by the Company are in good, safe and operational conditions (excluding the loss from normal usage). The Transferor hereby warrants and undertakes that commencing from the Signing Date, the real estate and movable assets mentioned above will not suffer from any loss or damage resulting from the actions of the Transferor.

7.8                 In this Agreement, the Transferor has already disclosed all information about the debts of the Company. As of the payment date of third instalment of the Transfer Price, such information remains complete, reliable, accurate and genuine. As of the Signing Date, all debts of the Company have been set out in Appendix I to this Agreement, and up to the Closing Date, all due principal and accrued interests of the debts listed out in Appendix I hereto shall be borne by the Transferor. The Transferor shall assume liabilities for any undisclosed debts before the Signing Date or unpaid due principal and interests of the Company so as to hold the Transferee and the Company harmless.

7.9                 As of the Signing Date, the Company has not carried out any equity investment in any other companies, enterprises, etc. In the event that the Company suffers from any damage or loss due to such undisclosed equity investment, the Transferor shall assume liabilities to fully compensate the Transferee and/or the Company.

7.10          As of the Signing Date, except for the securities listed out in Appendix II to this Agreement, the Company’s assets and rights are free from any other security (including but not limited to mortgage, pledge and lien) or any other Encumbrance, neither has the Company provided any security (including but not limited to mortgage, pledge and guarantee) for any other companies, enterprises, economic entities or any individuals. In the event that the Company suffers from any damage or loss due to such undisclosed security, the Transferor shall assume liabilities to fully compensate the Transferee and/or the Company.

7.11          As of the Signing Date, the Company has fully paid off all taxes required by the PRC laws and regulations, including but not limited to enterprise income tax, value-added tax, urban construction tax and additional education fees. The Transferor shall assume liabilities for any unpaid taxes to the Transferee and/or the Company so as to hold the Transferee and/or the Company harmless.

7.12          This Agreement coming into effective cannot or is impossible to cause the Third Party to terminate the contracts or agreements executed by it with the Company prior to the effective date of this Agreement (inclusive) and are still effective up to the effective date of this Agreement.

7.13          Labour Contracts between the Company and the employees who are still employed by the Company upon the Signing Date have been legally and effectively executed. The social insurance registration for the employees of the Company has been legally and validly carried out. The various social insurance premiums, which shall be taken out for the employees according to relevant PRC laws and regulations, have been fully paid up in a timely fashion, and there has not been any payment for the employees’ social insurance premiums, salaries, and other welfares provided in PRC laws and the Company’s internal regulations in default. As of the Signing Date, there has not been any situation which may cause the employees to bring labour arbitrations or lawsuits against the Company.

7.14          The Company has taken out requisite insurances usually purchased by other enterprises within the same industry as reasonably required by its production and operation, all policies of which are still valid up to the Signing Date, all the due insurance premiums of which have been paid off, and all other material conditions of which have been fully fulfilled and observed. As of the Signing Date, there is no circumstance which may have caused or may cause the invalidity of the aforesaid insurance policies. The aforesaid insurance policies are free from any special or unusual restrictions. As of the Signing Date, there have been no situations under which the Company could claim for compensation against the insurer in accordance with the aforesaid policies.

7.15          All accounts, accounting books, ledger and financial records of the Company is made in accordance with the accounting procedures and standards stipulated by the Chinese accounting system, and have been recorded and completed duly, properly and accurately, without any kinds of material errors and deviations, reflecting all the transactions regarding to the Company truly and impartially and revealing the business financial, contractual situations of the Company during each fiscal period.

7.16          The Company is the legal owner of the Hydroelectric Station Project and can enjoy the full and complete ownership, operation right and right to profit of the Hydroelectric Station Project.

7.17          Prior to the date of the delivery, every aspect of the Hydroelectric Station Project, including but not limited to the hydrology, geology, water flow, dam safety and hydropower generator units, etc., is complied with the requirements for the normal power generation, and except for normal operation losses, is free from any flaw, defect or any other problems. In the event that the Transferee and/or the Company incur any damage or loss arising out of any flaw, defect or any other problem which has already existed before the completion of the transfer of the Equity Stake, the Transferor shall be liable for the full compensation on the Transferee and/or the Company.

7.18          At any moment of present or in the future, upon the request of the Transferee, the Transferor shall, on its own expenses, make all efforts to carry out and/or conduct in a way which is satisfactory to the Transferee, or to impel the Third Party to carry out and/or conduct in a way which is satisfactory to the Transferee, any action and/or document which the Transferee reasonably deems requisite, in order to realize the full effectiveness and implementation of this Agreement.

Article 8                                    General Representations and Warranties by the Transferor

The Transferor is a legal entity that has been duly established according to the laws and regulations of Cayman Islands and is validly and legally in existence. Signing this Agreement and fulfilling all of its obligations stipulated herein by the Transferor shall not contravene or result in the violation of or constitute a failure to fulfil or an inability to fulfil any of the stipulations in its articles of association or internal rules, any laws, regulations, stipulations, any authorization or approval from any government body or department or the stipulations of any contract or agreement that the Transferor is a party to or is bound by.

Article 9                                    Ownership

9.1                 The Transferor hereby undertakes and warrants that: the Transferor is the legal owner of the Equity Stake and has full authority and right to transfer the Equity Stake to the Transferee.

9.2                 The Transferor hereby undertakes and warrants that: up to the date of the alteration registration of the transfer of the Equity Stake with the competent administration for industry and commerce , the Equity Stake is not subject to any Claims or Encumbrances (including but not limited to any form of option, acquisition right, mortgage, pledge, guarantee, lien or any other forms of third party rights and interest); and there is no agreement or undertaking in existence that may result in or create any Claim or Encumbrance on the Equity Stake (including but not limited to the aforesaid option, acquisition right, mortgage, pledge, guarantee, lien or any other forms of third party rights and interest).

Chapter V                                      Disclosures, Representations and Warranties by the Transferee

Article 10                             Disclosures, Representations and Warranties by the Transferee

The Transferee hereby represents and warrants to the Transferor that:

10.1          The Transferee is a legal entity that has been duly established according to the laws of China and it is validly and legally in existence and also operating normally in accordance with the laws and regulations of China.

10.2          Signing this Agreement and fulfilling all obligations stipulated herein by the Transferee shall not contravene or result in the violation of or constitute a failure to fulfil or an inability to fulfil any of the stipulations in any laws, regulations, stipulations, any authorization or approval from any government body or department or the stipulations of any contract or agreement that the Transferee is a party to or is bound by.

10.3          No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations, etc. are on-going against the Transferee that will materially affect its ability to sign this Agreement or fulfil its obligations under this Agreement.

10.4          The Transferee has the sufficient financial ability to afford the Transfer Price stipulated in this Agreement and make the payment in strict accordance with this Agreement in due course.

10.5          Both Parties shall complete the foreign exchange procedure for the payment of the Transfer Price by the Transferee to the Transferor in a timely fashion according to relevant PRC laws and regulations.

10.6          The Transferee shall pay the fund possession fees for the fourth instalment of the Transfer Price in the amount of RMB66,000,000. This fund possession fees shall be subject to the bank loan benchmark rate announced by the People’s Bank of China, calculating from the sixteenth Business Day after this Agreement is approved by the Examination and Approval Authority , to the date the fourth instalment of the Transfer Price is actually paid. This fund possession fees shall be paid together with the fourth instalment of the Transfer Price to the bank account designated by the Transferor.

Chapter VI                                 Delivery

Article 11                             Delivery

11.1          After this Agreement come into force, the Transferor and Transferee shall immediately organize and establish a Delivery Team to actively carry out the delivery of the Company and the Hydroelectric Station Project.

11.2          The Transferor shall warrant making a full and complete delivery and there shall be no derogation of movable assets and real estate delivered to the Transferee compared with the assets list confirmed by the Parties. The Transferor and the Transferee shall jointly confirm the completion of delivery in written form.

11.3          The delivery shall include, without limitation, the following:

(1)                   the delivery of the rights of production, operation and management of the Company and the Hydroelectric Station Project to the authorized person by the Transferee;

(2)                   the checking and counting of all the assets (including but not limited to the real estate and movable assets) of the Company by the Transferor and Transferee, the formulation of the list of the Company’s assets, and the delivery of such assets, subject to the on-site confirmation  by signing of the representatives respectively from the Transferor and Transferee; as for the derogated assets during the assets sorting and counting, the compensation shall be made by the Transferor in accordance with the appraisal value;

(3)                   the delivery of the originals of all approvals, certificates and licences, permits and customer information, building ownership certificates, state-owned land use right certificates to the Transferee, except for the certificates or documents pledged in the banks or relevant governmental authorities;

(4)                   the delivery of the originals of all project drawings, contracts, agreements (including but not limited to grid connection and dispatching agreement, power sale and purchase contract, project contracts, equipment contracts, installation contracts and materials contracts) and other files and documents to the Transferee;

(5)              the delivery of the originals of all financial accounting books, financial vouchers and the accounting files to the Transferee;

(6)              the technology transfer and delivery of the list concerning the units contracting the construction works of the Hydroelectric Station Project, equipment manufacturer, design, project supervision, quality examination and transmission lines, etc. to the Transferee;

(7)              the delivery of all other materials and files of the Company; and

(8)              other delivery reasonably required by the Transferee.

11.4          24 o’clock of the date when this Agreement is approved by the Examination and Approval Authority is the point of time for the division of rights and interests between the Transferor and Transferee (the “Closing Date”). Before this point of time, the due interests of the debts of the Company disclosed in Appendix I to this Agreement shall be borne by the Transferor. After this point of time, the balance of the principal listed in the Appendix I to this Agreement and the debts made after this point of time and the interests of the debts listed in Appendix I shall be borne by the Transferee. The debts of the Company existed before the Closing Date which are undisclosed in this Agreement shall be borne by the Transferor.

11.5          The delivery shall be fully completed when the second instalment of the Transfer Price arrives at the bank account designated by the Transferor. In addition, the completion of such delivery shall be subject to the written confirmation of both the Transferor and the Transferee. After the completion of the delivery, the Transferor shall provide active cooperation when the Transferee reasonably requires further delivery in writing.

11.6          The Transferor and the Transferee shall make sure the continuity, stability and safety of the production and operation of the Company during the process of the delivery.

11.7          The Transferor and the Transferee shall fully cooperate so as to complete the delivery. In the event that the other Party or the Company after the transfer of the Equity Stake suffers from any damage due to any Party’s non-cooperation, such Party shall be liable for the compensation in accordance with law.

11.8          The Parties agree that after this Agreement is approved by the Examination and Approval Authority, the Parities will jointly cooperate in respect of the alteration registration of the Sale Equity Stake with the local administration for industry and commerce. The specific time for such application of alteration will be separately agreed by the Parties.

Chapter VII                            Arrangement of Debts and Employees

Article 12                    Arrangement of Debts

Both Parties confirm that all debts and creditor’s rights up to the Closing Date shall be borne by the Transferee. As of the Closing Date, the total amount of the principal of all debts of the Company is RMB145,000,000 (as set out in Appendix I hereto in detail).

Article 13                    Employees

13.1          After the completion of the transfer of the Equity Stake, the Company shall relocate current employees of the Company in accordance with law, and the terms and conditions of their employment including their remuneration for their employment shall be determined by reference to the current standards in principle and implemented in accordance with the Labour Law of the PRC, the Labour Contract Law of the PRC and other relevant Chinese laws and regulations.

13.2          The Company shall protect the legal rights and interests of its employees in accordance with law.

Chapter VIII                       Confidentiality

Article 14                    Confidentiality

14.1          Both Parties agree that unless otherwise provided in other relevant confidentiality agreements, with regard to the confidential and exclusive information that have been disclosed to or may be disclosed to the other Party by either Party to this Agreement pertaining to their respective businesses, or financial situations and other confidential matters, both Parties to this Agreement which have received the aforesaid confidential information (including written information and non-written information, hereinafter referred to as “Confidential Information”) shall:

14.1.1             Keep the aforesaid Confidential Information confidential;

14.1.2             Save for the disclosure of the Confidential Information by a Party to this Agreement to its employees solely for the performance of their duties and responsibilities, neither of the Parties to this Agreement shall disclose the Confidential Information to any Third Party or any entity.

14.2                     The provisions of the aforesaid Article 14.1 shall not apply to Confidential Information:

14.2.1             which was available to the receiving Party from the written records procured by the receiving Party before the disclosing Party disclosed the information to the receiving Party;

14.2.2             which has become public information by means not attributable to any breach by the receiving Party;

14.2.3             which was obtained, by the receiving Party from a Third Party not subject to any confidentiality obligation affecting the said Confidential Information.

14.3                     As far as any natural person or legal entity which has been a Party to this Agreement is concerned, notwithstanding that it has ceased to be a Party to this Agreement because of the transfer of its rights and obligations pursuant to the terms of this Agreement, the stipulations set out in this Chapter VIII shall remain binding on it.

Chapter IX                                Breach of Contract

Article 15                    Liability for Breach of a Representation or Warranty

15.1          If any representation or warranty made by either Party to this Agreement is found to be an error, or if any fact that has or is likely to have a major or substantial effect on the signing of this Agreement by either Party has been omitted, or if any representation or warranty is found to be misleading or untrue in any respect, the non-breaching Party shall be entitled to look to the defaulting Party for full compensation for any loss, damage, cost or expense arising from the erroneous, omitted, misleading or untrue representation or warranty of the defaulting Party or arising from any other breach of any representation and warranty given by the defaulting Party.

15.2          Each representation and warranty set out in this Agreement is to be construed independently.

Article 16                    Liability for Breach of Contract

16.1          In the event of a breach committed by either Party to this Agreement, the said defaulting Party shall be liable to the other Party for the losses and damages or any other liabilities arising out of that defaulting Party’s breach of contract in accordance with the provisions of this Agreement and the laws and regulations of China. In the event that both Parties to this Agreement commit a breach, each of the Parties shall be liable to the other Party for the losses and damages or any other liabilities incurred respectively.

16.2          Any violation of the obligations, representations and warranties under this Agreement by either Party of the Transferor or Transferee shall constitute a breach of contract, and the defaulting Party (ies) shall assume the liability to compensate all the losses due to the breach of contract to the other Party.

16.3          Any delayed performance of the obligations or the matters under this Agreement by Transferor shall constitute a breach of contract (however, the delayed performance or non-performance due to the other Party’s prior performance obligation shall not constitute a breach of contract), the Transferee shall be entitled to terminate this Agreement, and request for a payment in the amount of 10% of the Transfer Price as liquidated damages.

16.4          Any delay in paying each of the first, second, and third instalments of the Transfer Price by Transferee shall constitute a breach of contract (however, the delayed performance or non-performance due to the other Party’s prior performance obligation shall not constitute a breach of contract), the Transferee shall pay daily penalty on the basis of the amount of overdue payment and bank loan benchmark rate announced by the People’s Bank of China. If the delay in payment lasts over 30 days, the Transferor shall be entitled to terminate this Agreement, and request for a payment in the amount of 10% of the Transfer Price as liquidated damages.

16.5          Any delay in paying the fourth instalment of the Transfer Price by Transferee shall constitute a breach of contract (however, the delayed performance or non-performance due to the other Party’s prior performance obligation shall not constitute a breach of contract), the Transferee shall pay daily penalty on the basis of the amount of overdue payment and twice of the bank loan benchmark rate announced by the People’s Bank of China. If the delay in payment lasts over 60 days, the Transferor shall be entitled to terminate this Agreement, and request for a payment in the amount of 20% of the Transfer Price as liquidated damages.

Chapter X                                     Force Majeure

Article 17                    Force Majeure

17.1          “Force Majeure” refers to earthquake, typhoon, flood, fire, war, political unrest and such special incidents or events that are deemed to be Force Majeure occurrences under the provisions of the relevant laws and regulations of China. The Parties hereby confirm lack of fund by any Party shall not constitute a Force Majeure event

17.2          In the event of the occurrence of a Force Majeure event, the obligations of the Party to this Agreement affected by this Force Majeure event shall cease during the period of the Force Majeure event and any term or period set out in this Agreement to which the affected party is subject shall automatically be extended by a period equivalent to the term or period of the Force Majeure event, and the said Party shall not be liable for any liabilities arising out of a breach of contract as provided for in this Agreement for the duration of the Force Majeure.

17.3          The Party claiming the occurrence of a Force Majeure event shall promptly inform the other Party in writing, and within seven (7) days thereafter, it shall provide sufficient evidence issued by the notary organization for the occurrence and the continuity of the Force Majeure event. The Party claiming the occurrence of a Force Majeure event shall also do its best to eliminate the adverse effect of the Force Majeure event.

Chapter XI                                Resolution of Disputes

Article 18                    Arbitration

18.1          Any dispute arising out of or in connection with this Agreement shall firstly be resolved through friendly consultation. In the event that the dispute cannot be solved through friendly consultations, either Party may submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its prevailing valid arbitration rules at the time of application for arbitration. The arbitration place shall be in Shanghai.

18.2          The arbitration tribunal shall be composed by three (3) arbitrators, and the arbitration procedure shall be conducted in Chinese.

Article 19                    Validity of the Arbitration Award

The arbitration award shall be final and binding on both Parties to this Agreement. Both Parties to this Agreement agree to be bound by the said award, and act accordingly.

Article 20                             Continuation of Rights and Obligations

After a dispute has arisen and during its arbitration process, other than the disputed matter, both Parties to this Agreement shall continue to exercise their other respective rights stipulated in this Agreement, and shall also continue to fulfil their other respective obligations stipulated in this Agreement as well.

Chapter XII                           Applicable Law

Article 21                             Applicable Law

The laws and regulations of the PRC shall govern and be binding on the establishment, validity, interpretation and execution of this Agreement. All disputes arising out of this Agreement shall be determined according to the laws of the PRC. In the event the laws of the PRC do not make provision for a certain issue relating to this Agreement, reference shall be made to general international business practices.

Chapter XIII                      Miscellaneous

Article 22                             Waiver

The failure or delay in the exercise of an entitlement stipulated in this Agreement by either Party to this Agreement shall not be regarded as a waiver of the said entitlement. Any single exercise or partial exercise of an entitlement shall not rule out any future re-exercise of the said entitlement.

Article 23                             Transfer

Unless otherwise described and prescribed in this Agreement, neither of the Parties to this Agreement shall transfer or assign all or any part of that Party’s entitlement or obligations as stipulated in this Agreement provided that it has not obtained the consent in writing from the other Party to this Agreement in advance or the approval in writing from the Examination and Approval Authority as required by the laws.

Article 24                             Amendment

24.1            This Agreement shall not be amended verbally. Any amendment to this Agreement shall become effective only upon the procurement of the written document indicating their consent signed by both Parties and the written approval of the Examination and Approval Authority.

Article 25                             Language

This Agreement is written in the Chinese and English languages.  In case of any inconsistency, the Chinese version shall prevail.

Article 26                             Validity of the Text and Appendices

26.1            This Agreement shall become effective upon the approval from the Examination and Approval Authority.  The Chinese text of this Agreement is executed in five (5) sets of original. Each Party shall hold one (1) set of original, and one (1) set of original shall be sent to the Examination and Approval Authority, the competent Administration for Industry and Commerce and any other governmental authorities as required respectively. The remaining originals shall be filed and kept by the Company.

Article 27                             Notification

27.1            Unless otherwise specified and prescribed in this Agreement, either Party issuing any notification or written communication to the other Party according to the provisions of this Agreement shall have them written in the Chinese Language and shall send them as a letter by a courier service company, or by facsimile. Letters sent by a courier service company shall be deemed as having been served seven (7) Business Days after handing over the notification or communication to the courier service company. Any notification or written communication sent in accordance with the stipulations of this Agreement shall be deemed to be served on the date of receipt.  If the notification or communication is sent by facsimile, the date of receipt shall be deemed to be three (3) Business Days after transmission, subject to a facsimile confirmation report evidencing this.

27.2            All notifications and communications shall be sent to the following addresses, until such time when the other Party issues a written notice of any change to its address:

The Transferor’s Address:	Room 2105, 21st Floor, Block A, Ping’an International Financial Centre, No. 3, Xinyuan Street South, Chaoyang District, Beijing, China.

Telephone Number:	010-6408 2341

Facsimile Number:	010-8444 2788

Attention:	Jin Lei

The Transferee’s Address:	No.7, Huancheng Road Yi Xiang, Gufeng Town, Pingnan County, Fujian Province

Telephone Number:	0593-3309556

Facsimile Number:	0593-3322468

Attention:	Li Cong Bin

Article 28                             The Entire Agreement

This Agreement constitutes the entire agreement of both Parties to this Agreement pertaining to the transaction agreed upon in this Agreement, and shall replace all the previous discussions, negotiations and agreements between both Parties to this Agreement in respect of the transaction of this Agreement.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the duly authorised representatives of Party A and Party B have signed this Agreement on the date first above written.

Party A: China Hydroelectric Corporation

Signature:

Position:

Party B: Fujian Jinzaoqiao Hydropower Co., Ltd.

(Company Seal)

Signature:

Position:

Appendix I                                                               Existing Debts of the Company

No.	Loan Contract Number	Lender Bank	Balance of Loan (RMB)	Loan Term	Current Interest Rate	Mortgage and/or Pledge Assets

1	FJ001622010519	Bank of China, Fujian Branch	84,000,000	December 22, 2010-Ocboter 20, 2020	7.4025%	Assets Mortgage

	2007 Nian (Pingnan) Zi No. 008	Industrial and Commercial Bank of China, Pingnan Sub-branch	61,000,000	June 28, 2007-June 25, 2017	6.8%	Assets Mortgage

Total Amount (the Principal)		RMB 145,000,000

Appendix II                             List of Security

No.	Security Contract Number	Creditor	Type of Security

1	FJ001622010519	Bank of China, Fujian Branch	Assets Mortgage

2	2007 Nian (Pingnan) Zi No. 008	Industrial and Commercial Bank of China, Pingnan Sub-branch	Assets Mortgage